AMENDMENT TO
                             SUB-ADVISORY AGREEMENT

         The following amendment is made to the Sub-Advisory Agreement dated December 1, 1993, by and between Maxim Series Fund, Inc. (the "Fund"), GW Capital Management, LLC (the "Adviser"), and Ariel Capital Management, Inc. (the "Sub-Adviser") (the "Agreement"), as amended December 5, 1997 and November 1, 1996, for the Maxim Small-Cap Value Portfolio, and is hereby incorporated into and made a part of the Agreement.

         1. Effective May 1, 1999, all references to "Maxim Small-Cap Value Portfolio" shall refer instead to "Maxim Ariel Small-Cap Value Portfolio" wherever such references shall appear in the Agreement or this amendment.

         2. Effective the date of this amendment, the following provision will be added as Article XIV of the Agreement:

                                   Non-Compete

         The Adviser and Sub-Adviser acknowledge that, in the course of providing services under this Agreement, Sub-Adviser may be introduced to current or prospective customers (hereinafter a "Customer") of the Fund or any affiliate of the Adviser and, as result of such introduction may have access to or obtain information about such Customer. In the event said Customer ultimately utilizes the Fund or any affiliate of the Adviser as an investment product provider for any defined contribution plan offered by Customer, Sub-Adviser agrees:

         (a) not to utilize any confidential information regarding the Customer and/or its employees' participation in such defined contribution plan(s) which Sub-Adviser receives as result of providing services under this Agreement in non-Maxim business of Sub-Adviser or any of its affiliates;
        (b) not to attempt to contact the Customer without prior notification to the Adviser; and
        (c) not to attempt to sell any mutual funds affiliated with Sub-Adviser directly to Customer on a stand-alone basis while Maxim Series Fund Portfolios are included either directly or indirectly in the Customer's defined contribution plan(s).

         In the event such Customer does not utilize the Fund or any affiliate of the Adviser as an investment product provider, Sub-Adviser is not subject to any of the foregoing terms and conditions.

         For purposes of this Section, defined contribution plan shall mean 401(a), 401(k), 457 and 403(b) plans.

         For purposes of this Section, introduction shall mean inclusion of the Portfolio (which is the subject of this Agreement) in the defined contribution product offered to Customer for that Customer's consideration.
         The following situations are not subject to the provisions of this
Section:

(a)           Customer has a pre-existing relationship with Sub-Adviser; or
(b) Sub-Adviser or any of its affiliates makes other funds available to another defined contribution plan product provider and that product provider bids on the Customer's case using publicly available information; or
(c)           no introduction to Customer is made.

         IN WITNESS WHEREOF, the parties hereto have caused this amending agreement to be executed in duplicate this 8th_ day of __June__, 1999, in their names and on their behalf by and through their duly authorized officers.

                                            MAXIM SERIES FUND, INC.

Attest:  /s/ Beverly A. Byrne               By:  /s/ J.D. Motz
         --------------------                    -------------
Name:  Beverly A. Byrne                     Name:  James D. Motz
                                            Title:    President


                                            ARIEL CAPITAL
                                            MANAGEMENT, INC.

Attest:  /s/ Rochelle C. Johnson            By:  /s/ Mellody Hobson
         -----------------------                 ------------------
Name:  Rochelle C. Johnson                  Name:  Mellody Hobson
                                            Title:  Senior VP


                                            GW CAPITAL MANAGEMENT, LLC.

Attest:  /s/ David G. McLeod                By:  /s/ John T. Hughes
         -------------------                     ------------------
Name:  David G. McLeod                      Name:  John T. Hughes
                                            Title:    President